December 27, 2007

Securities and Exchange Commission
Office of Filings and Information Services
100 F. Street, NE
Washington, D.C. 20549

Attention:	John Grzeskiewicz
Division of Investment Management

Re:	Dreyfus Municipal Funds, Inc.
File Nos. 33-42162, 811-6377

Dear Mr. Grzeskiewicz:

In connection with its request that the effectiveness of the Post-effective
Amendment to the Registration Statement of the above-referenced fund be accelerated, the Fund hereby states the following:

(i) The Fund acknowledged that in connection with the comments made by the staff of the Commission on the Registration Statement, the staff has not passed generally on the accuracy or adequacy of the disclosure made in the registration Statement;

(ii) The Fund acknowledges that the acceleration of the effectiveness of its
Registration Statement does not relieve the Fund of its responsibility for adequate and accurate disclosure in the registration Statement; and

(iii) The Fund represents that it will not assert as a defense in an action by the
Commission or any other party the fact that the effectiveness of its Registration
Statement was accelerated by the Commission.

Sincerely,

/s/John B. Hammalian
John B. Hammalian
Secretary